Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact: Matthew	T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS FIRST QUARTER EARNINGS OF $0.66 PER SHARE

PRINCETON, NJ, MAY 8, 2007 –Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended March 30, 2007 of $45.1 million or $0.66 per share, an increase of $0.06 per share or 10% over last year’s $39.9 million or $0.60 per share.

First Quarter Review

Net sales were $514.3 million in the first quarter, a $71.9 million or 16% increase over last year’s $442.4 million. First quarter sales include the results of the Orange Glo International, Inc. (OGI) laundry additive and household cleaners business, which was acquired in August 2006. Adjusting primarily for revenue related to acquisitions and the net effect of foreign currency changes, organic sales declined for the quarter by approximately 1% compared to the first quarter of 2006. In last year’s first quarter, the Company experienced exceptionally strong sales of liquid laundry detergent as a result of unusually high levels of customer merchandising activity prior to price increases that took effect in the second quarter of 2006. In addition, the year-over-year comparison of organic net sales was also unfavorably influenced by higher slotting costs in support of new product launches in the first quarter of 2007.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our execution of the business plan so far this year, starting with a solid first quarter. As we move through the second quarter, we are continuing our major new product launches and other initiatives, which will require a significant increase in marketing spending. We expect full year 2007 organic sales to be in line with our 3 to 4% long-term business model.”

Consumer Domestic sales in the first quarter were $372.4 million, a $58.4 million or 19% increase over the prior year period sales of $314.0 million, primarily due to the addition of the OGI business. Sales of Xtra® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, and Arm & Hammer® baking soda were all higher than last year’s first quarter. These increases were offset by higher slotting expenses primarily in support of new product launches as well as lower toothpaste and antiperspirant sales. Arm & Hammer® liquid laundry detergent sales were also lower due to the high demand in the prior year quarter in advance of last year’s price increase. Consumer International sales of $84.2 million increased 16% over the prior period, of which 5% is due to foreign currency changes. The balance of the international growth is primarily attributed to the acquired business. The international growth was concentrated in the U.K., Canada and Australia. Specialty Products sales grew 4% due to pricing actions and favorable product mix.

Gross margin was 38.9% in the first quarter compared to 38.2% in the prior period. The margin expansion reflects the benefits of price increases taken in the first half of 2006, the higher margins of the acquired OGI business, and cost reduction programs which serve to offset the continuing upward cost pressure for resins, corrugated paper, and certain other raw materials.

Marketing expense was $45.9 million in the first quarter, a $12.6 million increase over the prior period partially due to the acquired OGI business. Marketing expense as a percentage of net sales increased to 8.9% in the quarter compared to 7.5% in the prior year period which reflects the planned increase in spending to support the business.

Selling, general, and administrative expense was $71.9 million in the first quarter, an $8.6 million increase over the prior period due to the operating expenses of the acquired OGI business, higher amortization expense of intangible assets, and higher legal costs.

The combination of higher sales and gross margin expansion, partially offset by higher marketing and higher selling, general and administrative expense resulted in a 14% increase in operating income to $82.1 million in the first quarter compared to $72.3 million in the prior period.

Other expense increased to $14.0 million in the first quarter, primarily due to interest associated with borrowings to fund the OGI acquisition.

The effective tax rate in the current quarter was 36.0% compared to last year’s 39.7%. The first quarter tax rate includes the benefit of the research and development tax credit which was reinstated by Congress in December 2006. The effective tax rate in last year’s first quarter was unfavorably impacted by the expiration of the research and development tax credit on December 31, 2005.

Free Cash Flow and Net Debt

At quarter-end, the Company had total outstanding debt of $907 million and cash of $108 million for a net debt position of $799 million. This compares to total debt of $933 million and cash of $110 million for a net debt position at December 31, 2006 of $823 million. The Company generated approximately $18 million in free cash flow during the first quarter of 2007. During the first quarter of 2006, the Company generated approximately $3 million of free cash flow. Free cash flow is defined as cash provided by operating activities less capital expenditures.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as defined in the Company’s principal credit agreement, which excludes certain non-cash items, was approximately $101 million for the first quarter, as compared to $89 million for the prior year period, a 13% increase.

New Product Activity

On the new product front, Mr. Craigie commented, “We expect 2007 to be another exciting year for Church & Dwight as we drive organic growth through the introduction of new and improved products. The second quarter will be marked by record marketing spending to support our brands and new product launches.”

In family planning, there are several new additions to the Trojan® product line, including an Intense Ribbed™ condom and an expanded line of vibrating rings. The Trojan brand will be supported by an innovative new Trojan television campaign which will begin airing later in the second quarter.

In skin care, the Nair® depilatory product line has been expanded with the new Nair Pretty™ line, targeted directly to teens, and a new Nair sensitive formula line consisting of 5 new skin-loving products. Nair is being supported with a new “Short-Shorts” television campaign which will air in the second quarter.

In oral care, the Company recently launched three new versions of its SpinBrush battery-powered toothbrush, Pro-Recharge™, a rechargeable toothbrush offering one week of power brushing, Pro-Select™, the first and only battery-powered toothbrush with a two-speed switch that allows brushers to choose between a maximum speed “deep clean” and a lower speed “gentle massage” and Slim, a slimmer and lighter product.

In household products, the Company began shipping a new OxiClean Spray Away™ portable instant stain remover, for consumers on-the-go. The Company is significantly expanding distribution of Arm & Hammer Essentials™ liquid laundry detergent with plant-based surfactants, and Xtra Lasting ScentSations™, a highly fragranced liquid laundry detergent. Both were previously only available in limited distribution. In addition, an innovative new cat litter product, Odor Alert™, with crystals that change color when activated, has begun shipping in the second quarter. The Company will also be shifting to concentrated liquid laundry detergent in late 2007.

Outlook

With regard to the full year, Mr. Craigie said, “Because of our confidence in the business and our new product launches, we remain comfortable with our previously announced earnings per share goal of $2.34 to $2.36 which is equivalent to a 13-14% increase over 2006 results. Mr. Craigie continued, “Organic sales growth is expected to be very strong in the second quarter. Marketing expense will be at record levels as a result of our consumer promotion activity, new television campaigns, and our planned new product launches. Consequently, we are expecting earnings per share in the range of $0.57 to $0.59 for the second quarter. In addition, we expect second half earnings to be more evenly distributed in the third and fourth quarters than in prior years.”

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As previously reported, at its May 2 Board meeting, the Company declared a quarterly dividend of $0.07 cents per share. The dividend will be payable June 1, 2007 to stockholders of record at the close of business on May 14, 2007. This is the Company’s 425th regular quarterly dividend.

Church & Dwight will host a conference call to discuss first quarter 2007 results on May 8 at 10:00 a.m. (ET). To participate, dial in at 866-831-5605, access code: 95286767. A replay will be available two hours after the call at 888-286-8010, access code: 27482492, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing spending, new product introductions, the timing of new product launches, consumer demand for the Company’s products, the anticipated shift to concentrated liquid laundry detergent and earnings per share. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, and environmental remediation. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In thousands, except per share data)	Mar. 30, 2007	Mar. 31, 2006
Net Sales	$514,335	$442,391
Cost of sales	314,459	273,399

Gross profit	199,876	168,992
Marketing expenses	45,852	33,324
Selling, general and administrative expenses	71,881	63,348

Income from Operations	82,143	72,320
Equity in earnings of affiliates	2,260	1,660
Other income (expense), net	(13,982)	(7,727)

Income before minority interest and taxes	70,421	66,253
Income taxes	25,327	26,306
Minority Interest	5	—

Net Income	$45,099	$39,947

Net Income per share - Basic	$0.69	$0.62
Net Income per share - Diluted	$0.66	$0.60

Dividend per share	$0.07	$0.06
Weighted average shares outstanding - Basic	65,570	64,478
Weighted average shares outstanding - Diluted	70,024	68,549

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Mar. 30, 2007	Mar. 31, 2006
Assets
Current Assets
Cash and cash equivalents	$107,738	$123,041
Accounts receivable	229,708	189,307
Inventories	214,448	180,696
Other current assets	25,483	21,591

Total Current Assets	577,377	514,635

Property, Plant and Equipment (Net)	337,025	328,392
Equity Investment in Affiliates	11,047	10,898
Intangibles and other assets	1,435,222	1,127,395

Total Assets	$2,360,671	$1,981,320

Liabilities and Stockholders’ Equity
Short-Term Debt	$151,055	$133,982
Other Current Liabilities	273,703	258,556

Total Current Liabilities	424,758	392,538

Long-Term Debt	755,827	616,824
Other Long-Term Liabilities	258,279	230,933
Stockholders’ Equity	921,807	741,025

Total Liabilities and Stockholders’ Equity	$2,360,671	$1,981,320

SUPPLEMENTAL INFORMATION

First Quarter 2007 and 2006 Product Line Net Sales

	Three Months Ended		Percent Change
	3/30/2007	3/31/2006
Household Products	$238.9	$183.8	30%
Personal Care Products	$133.5	$130.2	3%

Consumer Domestic	$372.4	$314.0	19%
Consumer International	$84.2	$72.8	16%

Total Consumer Net Sales	$456.6	$386.8	18%
Specialty Products Division	$57.7	$55.6	4%

Total Net Sales	$514.3	$442.4	16%

The following discussion reconciles non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales adjusted to eliminate the impact of acquired businesses and the effect of foreign currency changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign currency adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

Three Months Ended 3/30/2007
Reported Growth	16%
Less:
Acquisitions	16%
FX	1%

Organic Growth	-1%

Adjusted EBITDA and Free Cash Flow

Management believes that Adjusted EBITDA is a useful measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management believes that free cash flow is a useful measure to investors of liquidity to reduce debt, invest in growth initiatives, and pay dividends to shareholders.

Adjusted EBITDA

Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA

(Dollars in Millions)	Three Months Ended March 30,2007

Net Cash Provided by Operating Activities	$29.6
Interest Expense	15.2
Current Portion Income Tax Provision	21.2
Change in Working Capital & Other Liabilities	33.2
Investment Income	(1.6)
Tax Benefit on Stock Options Exercised	3.8
Other	(0.7)

Church & Dwight Adjusted EBITDA	$100.7

Net Cash Provided by Operating Activities	$29.6
Less: Capital Expenditures	(11.3)

Free Cash Flow	$18.3

Three Months Ended March 31, 2006
Net Cash Provided by Operating Activities	$13.6
Less: Capital Expenditures	(10.6)

Free Cash Flow	$3.0